ULURU NEWS

Contact: Company
Helmut Kerschbaumer
Interim President & CEO

Terrance K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. PROVIDES UPDATE ON

RECENT BUSINESS ACTIVITIES – FEBRUARY 2016

Addison, Texas, February 22, 2016; ULURU Inc. (OTCQB: ULUR), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system, is pleased to provide an update on the Company’s corporate and business operational activities.

Management and Board of Directors

On November 19, 2015, the ULURU Inc. (the “Company”) appointed Helmut Kerschbaumer to serve as the Company’s interim President and Chief Executive Officer.  Mr. Kerschbaumer currently serves a Director of the Company and is also the executive director of Altrazeal AG, the international distributor of Altrazeal®, our wound care product.  Also occurring on November 19, 2015, was the appointment of Bradley J. Sacks to serve as the Chairman of the Board of Directors of the Company.  Mr. Sacks has served as a Director of the Company since July 2015.  On November 19, 2015, Mr. Gray resigned as the Company’s President and Chief Executive Officer and on February 18, 2016 resigned as a Director for the Company.  Effective as of December 1, 2015, Jeffrey Davis also resigned as a Director of the Company.

Acquisition of Certain Marketing and Distribution Rights

On December 24, 2015, the Company acquired the marketing and distribution rights for Altrazeal® from Altrazeal Trading GmbH and IPMD GmbH for the certain territories to include the European Union, the Middle East, Australia, New Zealand, North Africa, and the Balkan States.  As a result of these acquisitions, the Company has a direct relationship with each local distributor.

Expanded Distribution Network

We recently received notice from Altrazeal AG, a distribution partner for the Company, that it had entered into an exclusive agreement for the marketing and distribution of Altrazeal® across various countries in Latin America.  The agreement provides the licensee, a regional distributor with a presence in each of Venezuela, Peru, Chile, Colombia, and Costa Rica, with rights to distribute Altrazeal® in these countries in Latin America.  Registration of Altrazeal® in each of these markets will begin shortly and it is anticipated that product shipments will commence in the near term.

Altrazeal AG has also entered into an exclusive agreement for the marketing and distribution of Altrazeal® in Kenya, Tanzania, Ruanda, and Uganda.

Industry Exposure

Al Hikma FZCO, our distribution partner for the Middle East, exhibited Altrazeal® at the 2016 Arab Health Exhibition & Congress (“Arab Health”) held in Dubai on January 25 – 28, 2016.  Arab Health is the largest healthcare exhibition & medical congress in the Middle East and second largest in the world.  We anticipate the Middle East to become an important region as Altrazeal® is under registration in more than eight markets and regulatory authorizations for these markets are anticipated in the second quarter of 2016.

Al Hikma FZCO is also scheduled to showcase Altrazeal® at the Third Khorfakkan International Surgical Congress to be held in Oman on February 27 - 28, 2016.  An estimated 800 doctors and nurses from more than 12 countries are expected to participate in the conference.

Scientific Publications and Presentations

Clarity Healthcare, the Company’s distribution partner in Spain, recently exhibited Altrazeal® at the Spanish Wound Management Congress that was held February 5-7, 2016.  Altrazeal® was showcased through six poster presentations and a scientific publication within the official journal of the Spanish Wound Management Society highlighting the clinical and economical benefits of wound treatments, including Altrazeal®.

Expanded Product Offering

In the second quarter of 2016, the Company plans to launch its first bundled product offering in Germany.  The bundled package will consist of Altrazeal® 0.75g blisters and a hypochlorite hydrogel, the combination of which has shown synergistic clinical effects on the wound healing process. This convenient package will further support the increased usage of Altrazeal® in Germany.

Corporate Overview

We are currently in discussions with various investors from both Europe and the U.S. as a result of meetings and presentations we attended around the JP Morgan Healthcare Conference that was held in San Francisco, California in January 2016.

In September 2015, we entered into a Securities Purchase Agreement with several institutional investors relating to an equity investment of $1,588,225 by the Investors for 4,179,539 shares of our common stock, at a per-share purchase price of $0.38.  We have received net proceeds of approximately $1,257,000, of which approximately $1,050,000 was received in October 2015 and $207,000 was received in November 2015.

We recently updated our corporate website with our latest investor presentation, which is now available at http://uluruinc.com/presentations/Uluru_Investor_Presentation_2016-02-08.pdf.

About ULURU Inc.:

ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to the risk that we will not be able to successfully manage the distribution relationships it has, that we will not be able to achieve or expand revenues in newly licensed territories, that we will be successful in registering and receiving regulatory authorizations in new territories, the timing of product shipments in newly licensed territories, the launch of a bundled product offering will not provide clinical benefits on wound healing, a bundled product will not achieve additional revenues and the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed by us with the Securities and Exchange Commission.